Hancock Jaffe Laboratories, Inc. Announces Closing of $7.5 Million Initial Public Offering

Irvine, Calif., June 5, 2018 – Hancock Jaffe Laboratories, Inc. (“HJLI”), a company specializing in bioprosthetic medical devices to establish improved standards of care for treating cardiac and vascular diseases, today announced the closing of its previously announced initial public offering of 1,500,000 units, each unit consisting of one share of common stock and a warrant to purchase one share of common stock, at an initial public offering price of $5.00 per unit. Gross proceeds from the IPO amount to $7,500,000 before underwriting discounts and commissions. HJLI has also granted the underwriters a 45-day option to purchase an additional 225,000 units at the initial public offering price, which if exercised, would generate another $1,125,000 of gross proceeds before underwriting discounts and commissions.

The shares of common stock and warrants underlying the units have been approved for listing on The Nasdaq Capital Market and began trading under the ticker symbols “HJLI” and “HJLIW,” respectively, on May 31, 2018.

Network 1 Financial Securities, Inc. was the managing underwriter for the offering.

The Units were issued pursuant to an effective registration statement on Form S-1 that was previously filed with the Securities and Exchange Commission (“SEC”). A final prospectus has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the prospectus relating to the offering may be obtained from Network 1 Financial Securities, Inc., 2 Bridge Ave #241, Red Bank, NJ 07701, or by e-mail at info@netw1.com, or by telephone at 1-(800) 886-7007.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hancock Jaffe Laboratories, Inc.

HJLI specializes in developing and manufacturing bioprosthetic medical devices to establish improved standards of care for treating cardiac and vascular diseases. HJLI currently has three product candidates: the porcine tissue based VenoValve®, which is intended to be surgically implanted in the deep venous system of the leg to treat Chronic Venue Insufficiency; the CoreoGraft®, a bovine tissue based off the shelf conduit intended to be used for coronary artery bypass surgery, and a porcine tissue based heart valve, which based upon its relatively small size and increased output, is an ideal candidate for pediatric aortic/mitral valve replacement.

HJLI Press Contacts:

Robert Berman, CEO

Tel: 949-261-2900

Email: rob@HJLInc.com

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